                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ARMOR ELECTRIC INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

          FLORIDA                         9995                    65-0853784
-----------------------------  ----------------------------  -------------------
  State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization   Classification Code Number)  Identification No.)


     201 Lomas Santa Fe, Suite #420, Solana Beach, CA 92075, (858) 720-0354
--------------------------------------------------------------------------------
          (Address and telephone number of principle executive offices)

     201 Lomas Santa Fe, Suite #420, Solana Beach, CA 92075, (858) 720-0354
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


 Braun & Company, 707 - 777 Hornby Street, Vancouver, BC V6S 1Z2, (604) 605-0507
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)


Approximate date of proposed sale to the public:  As soon as practicable and
                                                  ------------------------------
from time to time after this registration statement become effective
--------------------------------------------------------------------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
-------------------------------- -------------- ---------------------- ---------------------- --------------------
                                                   Proposed maximum       Proposed maximum
     Title of each class of       Amount to be      offering price       aggregate offering         Amount of
   securities to be registered   registered (1)        per unit                 price (2)       registration fee
-------------------------------- -------------- ---------------------- ---------------------- --------------------
Common shares                       5,190,000            0.10                 $  519,000             $ 55.53
-------------------------------- -------------- ---------------------- ---------------------- --------------------
Common shares underlying share
purchase warrants                  20,912,892            0.10                 $2,091,290             $223.78
-------------------------------- -------------- ---------------------- ---------------------- --------------------
Common shares underlying
convertible debentures/note        24,519,806            0.10                 $2,451,981             $262.36
-------------------------------- -------------- ---------------------- ---------------------- --------------------
TOTAL                              50,622,698            0.10                 $5,062,270             $541.47
-------------------------------- -------------- ---------------------- ---------------------- --------------------

(1) All 50,622,698shares registered pursuant to this registration statement are to be offered by the selling shareholders. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to the terms of the warrants referenced below.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, using the average of the high and low price as reported on the Over the Counter Bulletin Board on December 15, 2006.[TB1]

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, using the price at which the warrants may be exercised.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   PART I. INFORMATION REQUIRED IN PROSPECTUS


                                   PROSPECTUS

                              ARMOR ELECTRIC, INC.

                        50,622,698 SHARES OF COMMON STOCK

This prospectus relates to an aggregate of up to 50,622,698 shares of our common stock, which may be offered by the selling shareholders identified in this prospectus for their own account. Of such shares, 41,511,681 shares were issued and outstanding as of September 30, 2006; 24,519,806 shares are issuable upon conversion of a convertible note or debentures and 20,912,892 shares are issuable upon exercise of warrants that we have issued to the Selling Security Holders. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to certain of the Selling Security Holders to register for resale the shares issued to them and the shares issuable upon conversion of the debentures and/or exercise of the warrants issued to them. The Selling Security Holders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The issuance of the debentures and warrants by the Company to the Selling Security Holders was exempt from the registration requirements of the Securities Act of 1933 (the "Securities Act"). See "SELLING SECURITY HOLDERS" on page 7.

The Selling Security Holders may sell these shares that they acquire from time to time in brokers' transactions, negotiated transactions, or otherwise at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of the shares by these selling shareholders. We did, however, receive proceeds from the sale of the debentures and may receive proceeds in the event that some or all of the warrants held by the selling shareholders are exercised. From the sale of the debentures, we received $265,000 If all of the warrants are exercised, we expect to receive approximately $3 million. However, the Selling Security Holders may choose to exercise or not exercise any number of the warrants, so we cannot accurately estimate what proceeds we may receive from the exercise of the warrants. See "USE OF PROCEEDS" on page 7.

We will pay all expenses of the registration of the shares, except brokerage commissions and transfer fees, which will be paid by the Selling Security Holders. We estimate that the expenses will be $29,657.82.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol "ARME.OB". The last reported sales price per share of our common stock, as reported by the Over the Counter Bulletin Board on December 15, 2006 was $0.10.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 8.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 The Date of this Prospectus is: *, 2006.

                                TABLE OF CONTENTS

PART I

Summary Information & Risk Factors  ...................................  4
Notice About Forward-Looking Statements ...............................  6
Use of Proceeds .......................................................  7
Determination of Offering Price .......................................  7
Selling Security Holders ..............................................  7
Plan of Distribution .................................................. 10
Legal Proceedings ..................................................... 11
Directors, Executive Officers, Promoters and Control Persons .......... 12
Security Ownership of Certain Beneficial Owners and Management ........ 14
Description of Securities.............................................. 15
Interest of Named Experts and Counsel.................................. 16
Disclosure of Commission Position on Indemnification for
  Securities Act Liabilities .......................................... 17
Organization Within Last Five Years ................................... 17
Description of Business ............................................... 17
Management's Discussion and Analysis or Plan of Operation ............. 18
Description of Property ............................................... 20
Certain Relationships and Related Transactions ........................ 20
Market for Common Equity and Related Stockholder Matters .............. 21
Executive Compensation................................................. 21
Financial Statements................................................... F-1-F-14
Changes in and Disagreements with Accountants on Accounting
  and Financial Disclosure ............................................ 22

PART II

Item 24. Indemnification of Directors and Officers .................... 22
Item 25. Other Expenses of Issuance and Distribution .................. 24
Item 26. Recent Sales of Unregistered Securities ...................... 24
Item 27. Exhibit Index................................................. 24
Item 28. Undertakings.................................................. 25
Signatures............................................................. 26

SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY
------------------

THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION, BEGINNING ON PAGE 6, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS.

FINANCIAL SUMMARY INFORMATION
-----------------------------

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management Discussion and Analysis" and the accompanying consolidated Financial Statements of the Company and related notes included elsewhere in this prospectus.

INCOME STATEMENT DATA

                                  Three Months Ended Sept     Inception (Oct 29, 2003)     Year Ended June 30, 2006
                                         30, 2006                 to Sept 30, 2006                 (Audited)
                                        (Unaudited)                  (Unaudited)
                                  -----------------------     ------------------------     ------------------------
Revenue                               $           0                $             0               $           0
Expenses                              $     168,756                $     1,228,548               $     824,099
Loss per share                        $         n/a                $           n/a               $        0.02
Net Losses                            $    (168,756)               $    (1,228,548)              $    (824,099)

BALANCE SHEET DATA

                           September 30, 2006       June 30, 2006
                              (Unaudited)             (Audited)
                             --------------         -------------
Working Capital              $    (100,388)         $   (115,083)
Total Assets                 $      23,984          $     63,180
Total Liabilities            $     336,146          $    551,388
Shareholders Equity          $    (312,162)         $   (488,208)

DESCRIPTION OF BUSINESS
-----------------------

Armor Electric, Inc. (the "Company", "Armor", "We",or "Us") is in the business of developing certain manufacturing and distribution rights to electric vehicle and electric propulsion systems. We are in the development stage and currently have no products approved for sale or use. We may not be able to sell significant quantities of our product even if we are able to develop and commercially market the products. Our long-term viability, growth, and profitability will depend upon successful development, commercialization and significant sales of the Company's potential future products.

The Company's principal executive offices are located at: 201 Lomas Santa Fe, Suite #420, Solana Beach, CA 92075.

THE OFFERING
------------

------------------------------------------------------------ ---------------------------------------------------------

Common stock offered by selling shareholders                 50,622,698 shares, assuming
(including shares underlying debentures and warrants)        full conversion of the debentures and full
                                                             exercise of the warrants. This number represented
                                                             approximately 120% of our current outstanding stock
                                                             as of September 30, 2006. (1)

------------------------------------------------------------ ---------------------------------------------------------

Common stock to be outstanding after the offering            92,134,379 shares (assuming full conversion of the
                                                             debentures and full exercise of the warrants)

------------------------------------------------------------ ---------------------------------------------------------

Minimum number of shares to be sold in this offering         None

------------------------------------------------------------ ---------------------------------------------------------

Proceeds to Armor                                            We will not receive proceeds from the resale
                                                             of shares by the selling shareholders. If
                                                             all warrants are fully exercised, we will
                                                             receive approximately $ 3,000,000  in cash
                                                             from the warrant holders.

------------------------------------------------------------ ---------------------------------------------------------

Use of proceeds                                              Working capital

------------------------------------------------------------ ---------------------------------------------------------

Over the Counter Bulletin Board Symbol                       ARME

------------------------------------------------------------ ---------------------------------------------------------

(1) Based on 41,511,681 shares of common stock issued and outstanding as of September 30, 2006.

As of December 15, 2006, our common stock was trading at a price of $0.10 per share.


RISK FACTORS
------------

Our business involves a number of risks and uncertainties that could cause actual results to differ materially from results projected in any forward-looking statement, or statements, made in this report. These risks and uncertainties are set forth below. Our securities are speculative and investment in our securities involves a high degree of risk and the possibility that the investor will suffer the loss of the entire amount invested.

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

There is doubt as to our ability to continue as a going concern based on our past operating losses and our independent auditor, in its report states: "the Company is in the development stage and has not commenced operations. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, and/or achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern". There can be no assurances that the capital required to fulfill our business plan can be obtained on terms favorable to us.

BECAUSE WE ARE CURRENTLY A DEVELOPMENT STAGE COMPANY, WE HAVE NO PRODUCTS AVAILABLE FOR SALE OR USE AND MAY LACK THE FINANCIAL RESOURCES NEEDED TO BRING PRODUCTS TO MARKET. I believe the mexico agreement was to be in the name of the JV, since there is no JV, there is no mexico agreement, so we do not make reference to it.

We are in the business of developing certain manufacturing and distribution rights to electric vehicle and electric propulsion systems. We are in the development stage and currently has no products approved for sale or use. We may not be able to sell significant quantities of our product even if we are able to develop and commercially market the products. Our long-term viability, growth, and profitability will depend upon successful development, commercialization and significant sales of our future products.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY ON WHICH AN EVALUATION OF OUR PROSPECTS CAN BE MADE, WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE THE DEMANDS REQUIRED OF A NEW BUSINESS IN THE ELECTRIC VEHICLE AND ELECTRIC PROPULSION SYSTEMS INDUSTRY.

We have a limited operating history upon which an evaluation of its prospects can be made. There can be no assurance that we will effectively execute our business plan or manage the growth of our business, or that our future operating and financial forecast will be met. Future development and operating results will depend on many factors, including access to adequate capital, the development of marketable products, the demand for our products, the level of product and price competition, our success in setting up and expanding distribution channels, and whether the we can control costs. Some of these factors are beyond our control. In addition, our future prospects must be considered in light of the risks, expenses, and difficulties frequently encountered in establishing a new business in the electric vehicle and electric propulsion systems industry (the "Industry"), which is characterized by intense competition, rapid technological change, potential product liability and significant regulation.

BECAUSE WE HAVE A HISTORY OF LOSSES AND ANTICIPATE CONTINUED LOSSES THROUGH OUR DEVELOPMENT STAGE, WE LACK THE FINANCIAL STABILITY REQUIRED TO CONTINUE OPERATIONS.

Since inception, we have suffered recurring losses and have not earned any revenues to date. We have incurred cumulative losses of $ 1,228,548 since inception. We have funded its operations through the issuance of common stock since inception, in order to meet its strategic objectives. We anticipates that losses will continue until such time, if ever, as we are able to generate sufficient revenues to support its operations. Our ability to generate revenue primarily depends on its success in completing the development and successful commercialization of products. There can be no assurance that we will ever achieve profitable operations.

BECAUSE THE LIFE CYCLE OF ELECTRONIC PRODUCTS ARE DIFFICULT TO PREDICT, EVEN IF WE WERE TO INTRODUCE A PRODUCT TO THE MARKET WE MAY NOT BE ABLE TO GAIN MARKET ACCEPTANCE OF THE PRODUCT.

The life cycle of the products that we plan to develop is difficult to predict. Failure to gain timely market acceptance of its products would have a material adverse effect on our ability to generate revenue, and would have a material adverse effect on our business, financial condition and results of operations.

BECAUSE WE ARE SIGNIFICANTLY SMALLER THAN THE MAJORITY OF OUR NATIONAL COMPETITORS WE MAY LACK THE FINANCIAL RESOURCES NEEDED TO CAPTURE MARKET SHARE.

The market in which we intend to operate is dominated by several large firms with established products, and our success is dependant upon acceptance of our products by consumers as reliable, safe and cost-effective. It may be difficult or impossible for us to achieve such acceptance of our products in view of these market conditions. In addition, our competitors are more financially stable than us and have significant resources for research, development and marketing available to them. Thus it is likely that they will be quicker to market than us, with products that will compete with our potential products in the future. Our competitors already have established products on the market that would directly compete with any of our potential future products. Moreover, even if we successfully bring any product to market ahead of our competitors, established competitors could quickly bring products to market that would compete. Market acceptance of our products may be influenced by new products or technologies that come to market, which could render our products obsolete or prohibitively expensive.

BECAUSE WE HAVE NOT EARNED ANY REVENUES FROM OPERATIONS, OUR CAPITAL REQUIREMENTS HAVE BEEN MET THROUGH FINANCINGS AND IT IS NOT CERTAIN WE WILL BE ABLE TO CONTINUE TO FIND FINANCING TO MEET OUR OPERATING REQUIREMENTS.

Our capital requirements have been and will continue to be significant. We will be dependant on future financing to fund its research and development as well as other working capital requirements.

In the event that our plans change, our assumptions change or prove inaccurate, or our capital resources prove to be insufficient to fund operations, we could be required to seek additional financing sooner than currently anticipated, or in greater amounts than is currently anticipated. Any inability to obtain additional financing when needed would have a material adverse effect on us, including possibly requiring us to significantly curtail or possibly cease our operations. In addition, any future equity financing may involve substantial dilution to our existing shareholders.

BECAUSE OUR STOCK IS LISTED ON THE OTCBB AND NOT A LARGER OR MORE RECOGNIZED EXCHANGE, AND BECAUSE OUR STOCK IS CONSIDERED PENNY STOCK, INVESTORS MAY FIND IT DIFFICULT TO SELL THEIR SHARES OR OBTAIN ACCURATE QUOTATIONS FOR SHARE PRICES.

Our common stock is listed on the OTCBB. Investors may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock than would otherwise be the case were our common stock listed on a more recognized stock exchange or quotation service. Trading in our common stock is currently subject to certain rules under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock." Penny stocks are generally non-Nasdaq equity securities with a market price less than $5.00 per share. The penny stock rules require broker-dealers selling penny stocks to make certain disclosures about such stocks to purchasers thereof, and impose sales practice restrictions on broker-dealers in certain penny stock transactions. The additional burdens imposed upon broker-dealers by these rules may discourage them from effecting transactions in our common stock, which could limit the liquidity of the common stock and the ability of our Security Holders to sell their stock in the secondary market.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any supplement to this prospectus and the documents incorporated by reference include "forward-looking statements". To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends", "anticipates", "believes", "estimates", "projects", "forecasts", "expects", "plans" and "proposes".

Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" on page 8 of this prospectus and "Management's Discussion and Analysis or Plan of Operation" on page 15 of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, and other sections of this prospectus.

All forward-looking statements included in this document are based on information available to us on the date hereof. It is important to note that our actual results could differ materially from those included in such forward-looking statements. Factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to, the following: (1) we may not be able to obtain necessary financing; (2) our potential products may not meet product performance specifications; (3) our potential products may be unable to compete successfully in either existing or new markets; (4) availability and future costs of materials and other operating expenses; (5) weakness in the global economy and changing market conditions, together with general economic conditions affecting our target industries, could cause the our operating results to fluctuate; (6) the risks involved in our operations and potential future sales; and (7) disclosure controls cannot prevent all error and all fraud. For a more detailed explanation of such risks, please see the section entitled "Risk Factors" beginning on page 8 of this Registration Statement. Such risks, as well as such other risks and uncertainties as are detailed in our SEC reports and filings for a discussion of the factors that could cause actual results to differ materially from the forward- looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements.

The following discussion should be read in conjunction with the audited consolidated financial statements and the notes included in this Registration Statement and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Registration Statement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the Selling Stock Holders pursuant to this prospectus. However, we have received $265,000 from the sale of the debentures and warrants and we may receive up to an additional approximately $3 million from the exercise of warrants held by the Selling Security Holders. This figure assumes that all of the warrants are exercised for cash. There is no guarantee that all or any warrants will be exercised or that we will receive any proceeds. The proceeds, if any, would be used for general corporate purposes including, as a priority, working capital.

The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changes in business conditions, however, could result in applying the proceeds from the exercise of the warrants in a manner other than as described in this prospectus.

DETERMINATION OF OFFERING PRICE

The selling shareholders will sell at prevailing market prices or privately negotiated prices. Our common shares are quoted on the OTC Bulletin Board under the stock symbol "ARME".

SELLING SECURITY HOLDERS

This prospectus covers the offer and sale by the Selling Security Holders of up to 50,622,698 shares of Common Stock, 5,190,000 of which are currently Issued. Up to 24,519,806 shares are issuable upon conversion of a convertible note or debentures, and 20,912,892 shares are issuable upon exercise of warrants that we have issued to the Selling Security Holders. 15,222,892 of the warrants have an exercise price of $0.16 and 5,690,0000 of the warrants have an exercise price of $0.15.

Aside from being prior investors, none of the Selling Security Holders had any relationship with us in the past three years except Pinstripe Financial LLC whose sole shareholder is Merrill Moses, our President and Director.

In the purchase agreements, each of the Selling Security Holders represented that it had acquired the shares with no present intent of distributing those shares. In addition, each of the Selling Shareholders represented whether he or she qualifies as an accredited investor as such term is defined in Rule 501 of the SECURITIES ACT.

Other than to Granite Financial Group, Inc. ("Granite"), no brokerage or finder's fees or commissions are or will be payable by us to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the private placement transactions.

The table below sets forth information concerning the resale of the shares of common stock by the Selling Security Holders. We will not receive any proceeds from the resale of the common stock by the Selling Security Holders. We will receive proceeds from the exercise of the warrants, if they are exercised. The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock that may be sold in this offering and the number of shares that each person will own after the offering, assuming each person sells all of the shares offered.

The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the SECURITIES EXCHANGE ACT of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Security Holder has sole or shared voting power or investment power and also and shares the Selling Security Holder has the right to acquire within 60 days. Percentages are based on a total of 41,511,681 shares of common stock outstanding on September 30, 2006. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of May 15, 2006 are deemed outstanding for computing the percentage of the Selling Security Holder holding such option or warrant but are not deemed outstanding for computing the percentage of any other Selling Security Holder.

------------------------ --------------------- ------------------------ ------------------------ ---------------------
Selling Security Holder   Shares Owned Prior    Shares to be Received    Shares to be Received       Amount to be
                               Offering          upon Conversion of        upon Exercise of        Offered for the
                                                Note or Debenture (5)          Warrants           Security Holder's
                                                                                                       Account
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Pinstripe Financial                         0                7,276,622              4,597,890             11,874,512
LLC (1)
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Daniel S. Schreiber                         0                5,747,728            3,958,334(6)             9,706,062
Trustee and Andrea L.
Schreiber Trustee of
the Schreiber Living
Trust dated 02/08/95
(2)
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Jack D. Zemer and                           0                5,747,728                3,333,334             9,081,062
Sandra L. Zemer,
Co-Trustees of the
Zemer Living Trust, (3)
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Kachay Defined Benefit                      0                5,747,728                3,333,334             9,081,062
Pension Plan
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Daniel Schreiber                    1,000,000                        0                1,000,000             2,000,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Granite Financial Group                     0                        0                  500,000               500,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Jack and Sandy Zemer                1,000,000                        0                1,000,000             2,000,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Randall Stein                         200,000                        0                  200,000               400,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Robert Labreche                       400,000                        0                  400,000               800,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Sammuel Karp                        1,000,000                        0                1,000,000             2,000,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Hans Duek                             100,000                        0                  100,000               200,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Hans Edblad                           100,000                        0                  100,000               200,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------

                                        8


------------------------ --------------------- ------------------------ ------------------------ ---------------------
George Halvorson                      100,000                        0                  100,000               200,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Ron Johnson                           100,000                        0                  100,000               200,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Louis Kish                            200,000                        0                  200,000               400,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Garry Klingbeil                        50,000                        0                   50,000               100,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Sacha Kuettel                         100,000                        0                  100,000               200,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Michelle Moulthrop                     50,000                        0                   50,000               100,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Walter Plummer                         50,000                        0                   50,000               100,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Ramon Porcellato                      100,000                        0                  100,000               200,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Dan Searle                            200,000                        0                  200,000               400,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Alexander Sorokovsky                  100,000                        0                  100,000               200,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Nick Sorokovsky and                   100,000                        0                  100,000               200,000
Helen Galina
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Abi Farrage Souhail                    40,000                        0                   40,000                80,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Cheryl                                100,000                        0                  100,000               200,000
Spousta-Schertzer (4)
------------------------ --------------------- ------------------------ ------------------------ ---------------------
Roy Zinkil                            100,000                        0                  100,000               200,000
------------------------ --------------------- ------------------------ ------------------------ ---------------------

TOTAL                               5,190,000               24,519,806               20,912,892            50,622,698
------------------------ --------------------- ------------------------ ------------------------ ---------------------

(1) Pinstripe Financial LLC is wholly owned and controlled by Merrill Moses, our President and Director.

(2) Daniel Schreiber has voting and dispositive control over the shares held by the Schreiber Living Trust.

(3) Jack and Sandy Zemer are trustees and have voting and dispositive control over the shares held by the Zemer Living Trust.


(4) Cheryl Spousta-Schertzer is our Vice President of Operations and
Director

(5) The convertible notes and warrants issued to the selling shareholders contain provisions that limit such holder's rights to convert or exercise to the extent their beneficial ownership exceeds 4.9% of our outstanding common shares. Accordingly, no selling shareholder beneficially owns more than 4.9% of our outstanding common shares.

(6) Includes an additional warrant to be issued pursuant to an Amendment Agreement dated October 1, 2006 whereby the selling shareholder waived a closing condition to the second closing in exchange for the warrants.

As of September 30, 2006, there were 41,511,681 shares of the common stock issued and outstanding. The number of shares of Common Stock to be issued and outstanding after the offering will be 92,134,379 if all shares registered under this prospectus are issued.

The Selling Security Holders currently own 5,190,000 shares of our common stock which are subject to this registration statement as of the date of this prospectus and may hold up to 50,622,698 shares of our common stock if all of the debentures and notes are converted and the warrants are exercised. However, the Selling Security Holders may choose not to convert their note or debentures or exercise any or all of the warrants to obtain any or all of the underlying stock. Therefore, no definitive estimate as to the number of our shares that will be held by the Selling Security Holders after the offering can be provided.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the "Selling Stockholders") of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

         1. ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         2. block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         3. purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         4. an exchange distribution in accordance with the rules of the applicable exchange;
         5.       privately negotiated transactions;
         6. settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
         7. broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
         8. through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
         9. a combination of any such methods of sale; or 10. any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us, incident to the registration of the shares. We have also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL PROCEEDINGS

None

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age, position, hours per week and percentage of time during regular business hours that is devoted to us by our executive officers and directors as of the date of this registration statement. The directors were appointed until our next annual general meeting or until a successor is elected and qualifies to be a director.

NAME                      TIME     HOURS/WEEK     AGE       POSITION

Merrill Moses             50%         25           53       President and Director

Cheryl Spousta-Schertzer  50%         20           49       VP of Operations and Director

LaRoy Orr                  5%          1           54       VP of Marketing and Finance and Director

All directors hold office until the next annual meeting of Security Holders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We have not compensated its directors for service on the Board of Directors or any committee thereof. As of the date hereof, no director has accrued any expenses or compensation. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. We do not have any standing committees at this time.

No director, Officer, affiliate or promoter of the Company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

Identification of Certain Significant Employees
-----------------------------------------------

Strategic matters and critical decisions are handled by our directors and executive officers.

Family Relationships
--------------------

None

BUSINESS EXPERIENCE
-------------------

The following is a brief account of the business experience during at least the past five years of each of our directors and executive officers, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

------------------------------------------ ---------------------------------------------------------------------------
Name and Position                          Principal Occupation and Related Experience

------------------------------------------ ---------------------------------------------------------------------------

MERRILL MOSES                              Merrill W. Moses, 53, has served as the President and
PRESIDENT AND DIRECTOR                     Chairman of the Board since May 2004. From 1994 to
                                           present Mr. Moses has owned and operated Cambridge
                                           Financial Services Inc. a private mortgage
                                           broker/banker. In addition, he is currently owner and
                                           CEO of Pinstripe Financial LLC a private investment
                                           company, and is a managing partner for Advanced
                                           Electric Propulsion Systems LLC. Mr. Moses has over
                                           thirty-three years of diverse business and management
                                           expertise which contributes to his direct ownership
                                           and control of various companies; predominately in
                                           the gas and oil, technology, service, finance and
                                           investment banking industries.

------------------------------------------ ---------------------------------------------------------------------------

CHERYL SPOUSTA-SCHERTZER                   Cheryl A. Spousta-Schertzer, 49, has served as Vice
VP OPERATION AND DIRECTOR                  President Operations and Director since January 2005.
                                           Since 2003 she has been the Vice President Operations
                                           for Cambridge Financial Services Inc. a private
                                           mortgage broker/banker, and in 2004 became the CEO
                                           and Chairman of the Board for Revelations Foundation
                                           a 501 3 c non-profit organization. Prior to joining
                                           Cambridge Financial Services Inc., she accumulated
                                           over twenty years of engineering and administrative
                                           experience in various high-tech industries. From
                                           1983-1995 she held the positions of vice President
                                           Worldwide Quality Assurance and Reliability and Vice
                                           President of Worldwide Assembly and Test Operations
                                           for Silicon Systems, an "ASIC" design and
                                           manufacturing company.

------------------------------------------ ---------------------------------------------------------------------------

LAROY ORR                                  LaRoy Orr, 54, has served as Director since January
VP MARKETING & FINANCE AND DIRECTOR        2005. He currently holds positions with Venture
                                           Capital Specialist LLC and South Iron Blossom Oil and
                                           Gas as an Acquisitions Manager; in addition he is a
                                           consultant for Keystone Ming Company. Mr. Orr has an
                                           extensive background in raising venture capital for
                                           various types of companies.

------------------------------------------ ---------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------

Beneficial Owners Of Five Percent (5%) Or Greater, Of The Company's Common
--------------------------------------------------------------------------
Stock.
------

The following sets forth information with respect to ownership by holders of more than five percent (5%) of our common stock known by us based on 41,511,681 shares issued and outstanding as at September 30, 2006.

----------------------------------------- -------------------------------------- --------------------------------------
           NAME AND ADDRESS                   NUMBER AND TYPE OF SECURITY                PERCENTAGE OF CLASS

----------------------------------------- -------------------------------------- --------------------------------------

NU AGE ELECTRICAL SYSTEMS INC.             Common shares (restricted)                            19%
10610 Eagle Nest Street                    8,661,000
Las Vegas, NV 89141 (1)

----------------------------------------- -------------------------------------- --------------------------------------

Cede & Co.                                 Common shares (free trading)                          41%
P.O. Box 222                               19,066,195
Bowling Green Station
New York, NY  10274 (2)

----------------------------------------- -------------------------------------- --------------------------------------

(1) Nu Age Electrical Systems Inc. is 100% owned by G. Lee Eastman, an unrelated third party to the Company.

(2) Shares are held electronically in the Depository Trust and Clearing Corporation by various shareholders. We are unable to ascertain the beneficially ownership of such shares.

The Company's Common Stock Beneficially Owned By Each Officer And Director, And
-------------------------------------------------------------------------------
By All Directors And Officers As A Group
----------------------------------------

The following sets forth information with respect to our common stock beneficially owned by each Officer and Director, and by all Directors and Officers as a group. The percentages are based on 41,511,681 shares issued and outstanding as at September 30, 2006.

------------------------------- ---------------------------- ---------------------------- ----------------------------
       NAME AND ADDRESS               POSITIONS HELD             NUMBER AND TYPE OF           PERCENTAGE OF CLASS
                                                                     SECURITIES
------------------------------- ---------------------------- ---------------------------- ----------------------------

Merrill Moses (1)                President and Director        1,326,000 common shares                3.2%
201 Lomas Santa Fe
Suite 420
Solana Beach, CA  92075
------------------------------- ---------------------------- ---------------------------- ----------------------------

Cheryl Spousta-Schertzer         VP Operations and Director    300,000 common shares                  0.7%
201 Lomas Santa Fe                                             100,000 warrants                       1.9%
Suite 420
Solana Beach, CA  92075
------------------------------- ---------------------------- ---------------------------- ----------------------------

LaRoy Orr                        VP Marketing & Finance        0                                      0.0%
201 Lomas Santa Fe               and Director
Suite 420
Solana Beach, CA  92075
------------------------------- ---------------------------- ---------------------------- ----------------------------

(1) Merrill Moses is the sole shareholder of Pinstripe Financial LLC whose interests in the Company are being registered pursuant to this registration statement. If all the shares contemplated in the registration statement are issued to Pinstripe, Mr. Moses would be the indirect owner of an additional common shares in the Company.

Total as a group before offering:
---------------------------------

1,626,000 common shares (3.0%)
100,000 warrants (0.0%)

DESCRIPTION OF SECURITIES
-------------------------

As at September 30, 2006, 41,511,681 shares of the common stock was issued and outstanding. Our authorized capital stock consists of 100,000,000 shares of Common Stock with a par value of $.001 per share, and 10,000,000 shares of Preferred Stock with a par value of $.001 per share.

Upon liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of common stock are entitled to share PRO-RATA in all net assets available for distribution to Security Holders after payment to creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of Security Holders. There are no cumulative voting rights. The Board of Directors is authorized to issue additional shares of Common Stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

There are no provisions in our articles or by-laws that would delay, defer or prevent a change in control of the Company.

Reference is also made to our Articles of Incorporation and Bylaws for more information on our securities. The Articles and By laws are available for inspection upon proper notice at our offices. The original documents are available on the Internet as an exhibit to our Form 10-SB12G as filed on January 6, 2003 and amendments to our Articles are available on the internet as an exhibits filed to our Form 10KSB filed on October 15, 2004. As well, the applicable statutes of the State of Florida also provide an additional description concerning the rights and liabilities of Security Holders.

VOTING AND PREEMPTIVE RIGHTS
----------------------------

Each holder of Common stock is entitled to one vote per share on all matters on which such Security Holders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than fifty percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Holders of our Common stock do not have pre-emptive rights.

DIVIDEND POLICY
---------------

Holders of our Common Stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. We do not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

STOCK TRANSFER AGENT
--------------------

Our Transfer Agent is Holladay Stock Transfer, Inc., 2939 North 67th Place Scottsdale AZ 85251.

SHARES ELIGIBLE FOR FUTURE SALE
-------------------------------

Following the effective date of this registration statement, all of the 50,622,698 shares of common stock registered in this offering will be freely tradable without restrictions under the SECURITIES ACT, except the shares held by our "affiliates" (officers, directors or 10% shareholders) under this registration statement.

Prior to the effective date of this registration statement, the 50,622,698 shares of common stock to be registered in this offering will be restricted under the Securities Act. In general, under Rule 144 of the SECURITIES ACT, as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed 1% of the then outstanding shares of our common stock. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

INTEREST OF NAMED EXPERTS AND COUNSEL

Accountants
-----------

Braverman International, P.C., has audited our financial statements included in this prospectus and registration statement to the extent and for the period set forth in their audit report. Braverman International, P.C. has presented their report with respect to our June 30, 2006 consolidated financial statements. The report of Braverman International, P.C. is included in reliance upon their authority as experts in accounting and auditing.

Legal Matters
-------------

Certain legal matters in connection with this offering will be passed upon for us by our counsel, Thomas A. Braun. 300,000 common shares were registered in the name of Thomas Braun Law Corp. pursuant to a Fee Agreement. These shares were registered under the Securities Act of 1933 under Form S-8 on February 16, 2005.

Other than as stated above, no expert or counsel named in this prospectus as having certified any part of this prospectus or having given an opinion on the validity of the securities being registered or upon other legal matters in connection with the offering was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us or any of our parents or subsidiaries. Nor was any such person connected with us, or any of its parents or subsidiaries, as a promoter, managing or principle underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered hereby, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We are a development stage company, incorporated on June 5, 1998 under the laws of the State of Florida, under the name Armor Software, Inc. having the stated purpose of engaging in any lawful practice or activity. On August 30, 1998, our shareholders approved an amendment to the Articles of Incorporation, changing our name to Armor Enterprises, Inc. and the amended articles were filed with the State of Florida on August 31, 1998. On June 4, 2004 we approved an amendment to the Articles of Incorporation changing our name to Armor Electric Inc. The amended articles were filed with the State of Florida on June 7, 2004.

Our Articles of Incorporation provide for authorized capital of one hundred and ten million (110,000,000) shares of which one hundred million (100,000,000) are $0.001 par value Common Stock and ten million (10,000,000) are $0.001 par value preferred stock.

DESCRIPTION OF BUSINESS

Armor Electric, Inc. (the "Company", "Armor", "we" or "us") is in the business of developing the distribution rights to electric vehicle and electric propulsion systems.

We are in the business of developing certain manufacturing and distribution rights to electric vehicle and electric propulsion systems. We are in the development stage and currently have no products approved for sale or use. We may not be able to sell significant quantities of its product even if it is able to develop and commercially market products. Our long-term viability, growth, and profitability will depend upon successful development, commercialization and significant sales of our potential future products.

Our original intention upon formation was to develop privacy encryption software for the Internet. We were unable to raise enough capital to finance its research and development of the software while other larger companies began addressing privacy issues, making our proposed software obsolete. After efforts to develop the business failed, all efforts were abandoned in mid 2000.

We then began to consider and investigate potential business opportunities. We filed a Form 10-SB on January 6, 2003 to acquire reporting requirements and at that time was considered a blank check company as defined by Rule 419 of Regulation C of the Securities Act.

Dated effective April 27, 2004, we entered into a Share Exchange Agreement (the "Agreement") with Nova Electric Systems Inc. ("Nova"). Nova owns the rights to the use of technologies being developed to produce electronic propulsion and battery power systems for electric powered vehicles. We are now engaged in developing Nova's business plan but have not yet produced, distributed or sold anything. For more information on the Nova's business plan, please see Plan of Operation on page 15. The Agreement was affected in order to sell our reporting requirements.

Nova was incorporated on October 29, 2003 in the state of Nevada.

Prior to the Share Exchange Agreement, Nova was owned by Nu Age and Merrill Moses, our President. Nu Age owned 21,000,000 shares of Nova and Mr. Moses owned 1,000 shares of Nova. The Principal control person of Nu Age was G. Lee Eastman.

The acquisition of Nova was negotiated on by Merrill Moses (for Nova) and Thomas Braun (for Armor). Mr. Braun is currently our legal counsel and was formerly president of Armor.

The stock exchange transaction was is treated as a recapitalization of Nova for accounting purposes, and resulted in a change of control wherein the financial statements included herein are those of the acquired company, Nova, the accounting parent, consolidated with, Armor, Nova's accounting subsidiary, as required for proper financial presentation purposes only. For legal purposes, Armor is the parent and Nova is the subsidiary.

At the date of the stock exchange on April 27, 2004, all of the net assets of Armor were acquired by Nova at fair value which equalled Armor's book value. At the time of the acquisition, Nova was the only new shareholder and no consideration was paid by any party to Armor shareholders or third parties in connection with the acquisition.

Pursuant to the Share Exchange Agreement, Armor received the exclusive right to all agreements Nova held for the manufacturing, marketing, sales and distribution of electric powered vehicle products with the Hero Group of Companies in India. Armor also acquired the exclusive rights for any and all contracts and agreements for sales of any electric vehicle products to distributors arranged by Nova or the Strategic Partners of Nova.

Neither Nu Age nor its principle is an officer or director of the Company. However, Nu Age does work to arrange contracts or agreements with third parties for the production and sale of electric powered vehicles for Armor with independent dealers. This work is paid for on a performance basis per agreement as an Independent Consultant. No members or management of Armor are employees or paid by Nu Age.

In January, 2006 we entered into a Joint Venture Agreement with Nu Pow'r, LLC whose principles are Daryl Bibens and Fred Winters all of whom are unrelated third parties to the Company.

Nu Pow'r is contributing its proprietary technology in Electric Propulsion Systems technology developed by its electrical engineers at an R&D facility in Las Vegas, Nevada to the Joint Venture while we will be responsible for the initial capitalization of the Joint Venture as well as providing additional operation and research capital as necessary until the Joint Venture can sustain itself from revenues derived from its business activities.

Our efforts are now aimed at raising capital for the Joint Venture, with the proceeds of the sale of securities being registered pursuant to this registration statement going to capitalizing the operations of the Joint Venture.

Our principal executive offices are located at: 201 Lomas Santa Fe, Suite #420, Solana Beach, CA 92075.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion contains forward-looking statements that are subject to significant risks and uncertainties. There are several important factors that could cause actual results to differ materially from historical results and percentages and results anticipated by the forward-looking statements. The Company has sought to identify the most significant risks to its business, but cannot predict whether or to what extent any of such risks may be realized nor can there be any assurance that the Company has identified all possible risks that might arise. Investors should carefully consider all of such risks before making an investment decision with respect to the Company's stock.

Overview
--------

We are a development stage company in the business of developing certain distribution rights to electric vehicle and electric propulsion systems.

PLAN OF OPERATION
-----------------

We have had no operations since inception and is financially dependent on its shareholders, who have financed its existence to date.

Our plan of operation for the next twelve months is to develop the rights owned by Nova Electric Systems Inc., ("Nova"). We acquired all the issued and outstanding shares of Nova through an stock exchange agreement dated effective April 27, 2004. Nova is in the business of developing and marketing electronic propulsion and battery power systems for electric powered vehicles. Under the stock exchange agreement with Nova, we issued 21,000,000 Common Shares in the capital stock of the Company in exchange for the 21,000,000 shares of Nova outstanding. Under the agreement, we also agreed to pay, upon obtaining financing, $650,000 USD as an advance on royalties to Nu Age pursuant to an agreement between Nova and Nu Age.

Financing for the above additional consideration was arranged during the first calendar quarter of 2005 through two private placements of our common stock totaling $520,000. Substantial stock offering and legal fees in connection with this financing were also incurred. The stock sold through the two private placements are the shares that are being registered in this prospectus.

Development of Nova's Rights
----------------------------

Through an agreement with NuAge Electric Inc., Nova holds the rights for the use of certain proprietary technology to install electric propulsion systems on a variety of electric powered vehicles to include, but not limited to, mountain bikes, regular cycles, children's cycle toys and riding vehicles, recreation ATV units, scooters, motorcycles, go-karts, NEV (Neighbourhood Electric Vehicle) cars, race cars, regular passenger cars, buses and all other types of two and three wheeled vehicles, water craft and in addition, a wide variety of other vehicles and products.

Nova has also acquired the rights from NuAge Electric Inc., to certain agreements between NuAge and the bicycle manufacturer Hero Cycles in India, for the joint venture to manufacture and distribute many of the electric powered two and three wheel vehicles in India and for distribution from the Hero manufacturing facilities worldwide. The Agreement between Nova and Nu Age was filed as an Exhibit to our amended report on Form 8K filed on August 12, 2005.

The Nova Business Plan details a number of electric powered vehicles built as prototype working models at the Las Vegas facility and it is the intent of Nova to work closely with their strategic partner, NuAge to continue to develop a wide variety of commercially viable vehicles and products there.

As previously disclosed in our Form 8-K filed on April 27, 2006, under our Joint Venture Agreement with Nu Pow'r to make and distribute Electric Propulsion systems the Joint Venture is to produce electric propulsion systems for a Mexico Taxi Cab project.

The formation agreement includes commitments for contributions from both Companies. Although interim financial reporting by us gave effect to the completion and operation of the JVC, in fact, the operating agreement and other attributes were never formalized or agreed to and a bank account for the JVC was never established. Accordingly, the parties have recently agreed to ignore the existence of the JVC retroactive to its inception, and to operate without it until such time as a formal operating agreement is established and all other issues are resolved satisfactorily.

As a result, we have has no formal interest in any contracts, technology or prototypes for which we paid/or incurred over $500,000 during the current year to obtain. The $250,000 of the initial funding required under the terms of the JVC, which was paid directly to Nu Pow'r by us as a "vend in fee" to establish a 25% interest in the JVC, was considered a research and develop expense despite the verbal agreement by Nu Pow'r that it will allow this amount as our equity in the JVC when the JVC is eventually operational. As of September 30, 2006, we are still negotiating with, Nu Pow'r LLC to establish an acceptable Joint Venture with us in which to enable the further development of our technology and related contracts. No further research and development expense was incurred during the quarter. We did pay $56,068 to Nu Pow'r LLC during the current quarter to reduce the outstanding liability to them of $61,500 as of June 30, 2006.

OFF BALANCE SHEET ARRANGEMENTS
------------------------------

We have no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, change in financial condition, revenues or expenses, result of operations or liquidity. We anticipate that the current convertible note and debentures being registered pursuant to this registrations statement will satisfy our financing needs until profitability.

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
----------------------------------------------

The Company has incurred operating losses since its inception related primarily to development amortization and general administration costs. During the three months ended September 30, 2006, the Company posted a loss of $168,756 compared to a loss of $140,284 for the three months ended September 30, 2005 and the Company has posted a cumulative loss of $1,228,548 since inception.

The Company's main focus during the three months ended September 30, 2006 has been the continued development of the marketing rights owned by Nova Electric Systems Inc. and financing of the Agreement used to obtain those rights.

GENERAL & ADMINISTRATIVE EXPENSES
---------------------------------

General and administrative expenses were $13,802 during the three months ended September 30, 2006, compared to $0 for the three months ended September 30, 2005. The increase in 2006 is due to the increased operations within the Company.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

Since inception, the Company has financed its operations from private financing. The company has suffered recurring losses from operations and has a working capital deficiency of $$121,751 (current assets less current liabilities) as of September 30, 2006.

FINANCING
---------

The Company's capital requirements have not been significant in the past but the Company anticipates it will increase as development and product launch begins.

DEBT FINANCING
--------------

Convertible Debentures

In April 2006, we entered into an agreement with three shareholder private entities which provides, among other things, that we receive bridge financing in three installments relating to a 10.25%, secured convertible debenture ("Debenture") totaling up to $600,000. Of that total, $215,000 was received as of April 26, 2006. These first installment obligations are payable April 26, 2008, however, if not paid by April 26, 2007, the principal amount will increase by $70,953, for a total of principal due of $334,193 plus accrued interest. The second amount of $150,000 is to be funded no later than five days after the Company completes a Registration Statement (Form SB-2), and provides reasonable proof that the BIMO order has been achieved (a contract the JVC was to obtain, but which Nu Pow'r subsequently obtained directly).

On the second installment, $50,000 was received as of June 30, 2006, but has been accounted for as an advance since the entire required second installment has not been received nor were notes or detachable warrants issued for this advance until after June 30, 2006. The third amount of $235,000 is to be received no later than five days after this Registration Statement has been declared effective. Total fees of approximately $68,000 were withheld from the total proceeds of the first installment indicated; $50,000 for the security holders and legal fees of $18,000, leaving the Company with a net amount for all installments of $532,000.

These debentures are collateralized by a first position in all of the assets owned by us and hereinafter acquired. The Debenture holders are entitled, at their option, to convert, and sell on the same day, at any time and from time to time, until payment in full of the Debenture, or any part of the principal amount of the Debenture is converted into shares of the Company's common stock, par value $.001 per share, at the price per share of $0.12. We shall make annual interest payments to each holder, on each conversion date (as to the principal amount being converted) and on the maturity date. The interest shall be calculated on a 360 day basis and will accrue daily.

Each Debenture holder was granted a warrant to purchase shares of our Common Stock equal in amount to the loan value received divided by the share price of $0.12. In the first installment, we granted warrants to each entity for the purchase of 597,222 shares or a total of 1,791,667 shares. We will grant a warrant for the second and third installment of principal when and if received, as a condition of each of those closings.

On July 1, 2006, we received an additional $50,000 on a convertible debenture, from Granite Financial that was disclosed in the period ended June 30, 2006, making the total debt $265,000. The debt holder is entitled, at its option, to convert, and sell on the same day, at any time and from time to time, until payment in full of the Debenture, or any part of the principal amount of the Debenture is converted into shares of the Company's common stock, par value $.001 per share, at the price per share of $0.12. We shall make annual interest payments to the affiliate, on each conversion date (as to the principal amount being converted) and on the maturity date. The interest shall be calculated on a 360 day basis and will accrue daily. The debenture also has a condition that if the loan is not paid in full in one year its principal will increase to $66,500. The Debenture holder was granted a warrant to purchase 416,667 shares of our Common Stock at the share price of $0.16 for this $50,000 of additional debt.

COMMON STOCK WARRANTS
---------------------

The following are warrant activities during the period ended September 30, 2006 and June 30, 2006:

Total outstanding, June 30, 2006                           7,481,667

Additional issuances during the quarter:

2006 private placement                                       550,000

2006 convertible debentures                                2,696,309
                                                         -----------

Total outstanding, September 30, 2006                     10,727,976
                                                         ===========

All of The warrants have "piggy-back" and demand registration rights and shall survive for seven (7) years from the Closing Date, except for the warrants issued to the affiliate as further described in Note 2 above which shall expire in two (2) years.

CASH REQUIREMENTS AND NEED FOR ADDITIONAL FUNDS
-----------------------------------------------

In order to develop the Company's marketing strategy, the Company anticipates it will require approximately $750,000in the coming year for general and administrative expenses and research and development which could be provided through additional financing by way of private placements such as the Company has done in the past.

DESCRIPTION OF PROPERTY

We own no real property. We conducts all of our business from our leased facility in Solana Beach, California where our headquarters are located. The office space is being provided by our President for the accrual amount of $508.34 per month. We believe the current facility will meet our needs in the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

An affiliate owned by our President loaned $276,247 to us as of June 30, 2006. Subsequently, in the current quarter, this was transferred to a convertible debt of $273,557 and the balance of $2,690 was reclassed to accounts payable - related party. The proceeds of this loan, of which all but $12,000 was provided during the year ended June 30, 2006, were used solely to finance our R&D technology.

The same affiliate also loaned us, in the current period ended September 30, 2006, $55,000. On September 18, 2006 this new loan was paid in full with the issuance of 550,000 units, which includes one share of our common stock and one warrant to purchase an additional share of common stock. The shares were valued at $ 0.10 per share, and the warrants have a conversion price of $0.15 per share with an expiration date of September 18, 2008

In addition to related party transactions included elsewhere, one shareholder's law firm, which is our SEC legal and general corporate counsel, was issued on February 16, 2005, 300,000 free trading shares pursuant to filing a Form S-8 in January 21, 2005, to be held in escrow by him against future services. These shares were issued at a value of $34,500, but not considered outstanding as of June 30, 2006 or 2005, for purposes of computing loss per share. During the current period ending September 30, 2006 this same law firm redeemed the remaining June 30, 2006, balance of 230,000 shares with a value of $26,450.

On August 16, 2006, this same law firm was issued an additional 300,000 free trading shares pursuant to a form S-8 filing on January 21, 2005 to be held in escrow by him for future services. These shares were issued at a value of $27,000, but not considered outstanding as of September 30, 2006. During the current period ending September 30, 2006, the law firm redeemed 226,000 escrowed shares with a value of $20,340 leaving a balance in escrow of $6,660 or 74,000 shares as of September 20, 2006.

During the year ended June 30, 2006, the law firm billed $66,732 of which $37,262 was capitalized as a deferred financing cost in connection with the convertible debentures on April 24, 2006. The outstanding balance owed to the law firm as of June 30, 2006, which is included in accounts payable-related party was $49,404. During the quarter ended September 30, 2006, the law firm billed $13,802 for legal services. The outstanding balance owed to the law firm as of September 30, 2006, which is shown as accounts payable-related party, was $16,416. In the period ending September 30, 2005, the same law firm was paid $39,141 for legal services, and had no balance due at the end of the period.

As of June 30, 2006, we amortized $6,624 of the capitalized legal fees, resulting in an unamortized balance of $30,638 of deferred financing costs at June 30, 2006. As of September 30, 2006, we amortized $9,275 of previously capitalized legal fees of $37,262, resulting in an unamortized balance of $21,363 of deferred financing costs at September 30, 2006. The previously capitalized legal fees related to the Granite Financial convertible debentures dated April 24, 2006, included $19,262 of legal fees charged by the related party law firm.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the OTCBB under the symbol "ARME".

Prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

The following table sets forth high and low bid quotations of our common stock for the two years ended from June 30, 2005 to June 30, 2006:

                                    Price Range of
                                     Common Stock

Quarter Ended                    High             Low
------------------              ------           ------
September 30, 2004               0.07             0.03
December 31, 2004                0.24             0.09
March 31, 2005                   0.14             0.09
June 30, 2005                    0.09             0.08

September 30, 2005               0.09             0.08
December 31, 2005                0.09             0.07
March 31, 2006                   0.15             0.09
June 30, 2006                    1.16             0.09


As of September 30, 2006, we had approximately 41,511,681 shares issued and outstanding held by 83 shareholders of record.

No dividends on outstanding common stock ever have been paid within our history. We do not anticipate or intend upon paying dividends for the foreseeable future.

On January 21, 2000, in response to a request from the NASD Regulation staff, the Division of Corporation Finance of the SEC issued a staff interpretation on the free trading status of securities initially issued by blank check companies in a number of factual scenarios. Richard Wulff, Chief of the Office of Small Business, opined that in the several scenarios put forward by the NASD, the blank check Issuer would not be able to rely upon the availability of Rule 144 or Section 4(1) of the Securities Act, and the shares issued by the blank check company would not be freely tradeable without registration under the Securities Act. Further information may be found in the NASD Notice to Members 00-49.

EXECUTIVE COMPENSATION

We have not paid any salaries or other compensation to its officers, directors or employees since inception. Further, we have not entered into an employment agreement with any of its officers, directors or any other persons and no such agreements are anticipated in the immediate future.

However, we do anticipate that management will be compensated by stock options at a later date as well as an accrued salary for President of $2,500 per month.

We have not had a bonus, profit sharing, or deferred compensation plan for the benefit of its employees, officers or directors.

Section 16(a) of the Securities Exchange Act of 1934, as amended (The "Exchange Act"), requires the Registrant's officers and directors, and persons who own more than 10% of a registered class of the Registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulation to furnish the Registrant with copies of all
Section 16(a) that they file.

Some of our officers and directors will not devote more than a portion of their time to our corporate affairs. There will be occasions when the time requirements of our business conflict with the demands of their other business and investment activities. Such conflict may require that we attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to us.

FINANCIAL STATEMENTS

                                                       ARMOR ELECTRIC, INC.
                                                 (A DEVELOPMENT STAGE ENTERPRISE)
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                                 CUMULATIVE FROM
                                                                                                                    OCTOBER 29,
                                                                                                                       2003
                                                                THREE MONTHS ENDED           FOR YEARS ENDED      (INCEPTION) TO
                                                                   SEPTEMBER 30,                 JUNE 30,          SEPTEMBER 30,
                                                                2006          2005          2006          2005          2006
                                                            -----------   -----------   -----------   -----------   -----------
                                                            (unaudited)   (unaudited)                               (unaudited)

OPERATING ACTIVITIES
          Net (loss) from operations                        $  (168,756)  $  (140,284)  $  (824,099)  $  (189,352)  $(1,228,548)

          Adjustments to reconcile net (loss)
           to net cash provided (used) by
           operating activities:
          Amortization                                           91,617                      53,502                     145,119
          Services attributed to stock registration                                          35,000                      35,000
              Contributions to capital                            2,010         1,050         6,100        48,970        75,620
              Common Stock issued for services                   46,790                       8,050        72,500       148,341


          Changes in operating assets and liabilities:
             (Decrease) in state income tax payable                            (1,600)       (1,600)          800
              Increase/ (decrease) in accounts payable          (87,110)        1,796       111,649          (526)       24,013
              Increase in trust funds                                                                         553           553
             (Increase)/ decrease in prepaid expenses             3,299        (3,432)       (5,154)                     (1,855)
             Increase in accrued liquidating damages                           57,872        57,872                      57,872
             Increase in accrued interest                        14,969                       9,782                      24,751
            (Decrease) in accounts payable - related party                    (10,000)      (10,000)       (5,868)      (10,868)
             Increase in accrued payroll                         18,250         6,300        33,600         2,600        55,450
                                                            -----------   -----------   -----------   -----------   -----------
          Total adjustments                                      89,825        51,986       298,801       119,029       553,996
                                                            -----------   -----------   -----------   -----------   -----------
             NET CASH (USED) BY OPERATING ACTIVITIES            (78,931)      (88,298)     (525,298)      (70,323)     (674,552)
                                                            -----------   -----------   -----------   -----------   -----------

INVESTING ACTIVITIES:
          (Increase) in financing costs                                                     (37,262)                    (37,262)
          Shareholder advances - advance royalties                            (21,000)      (59,000)     (264,796)     (323,796)
                                                            -----------   -----------   -----------   -----------   -----------
       NET CASH (USED) BY INVESTING ACTIVITIES                       --       (21,000)      (96,261)     (264,796)     (361,058)
                                                            -----------   -----------   -----------   -----------   -----------

FINANCING ACTIVITIES
         Proceeds from sale of common stock                      55,000        35,000                     442,819       497,819
         Increase/ (decrease) in shareholder loan                (2,690)                    276,247                     273,557
         Increase in convertible debt - related parties                                     265,000                     265,000
                                                            -----------   -----------   -----------   -----------   -----------
       NET CASH (USED) BY FINANCING ACTIVITIES                   52,310        35,000       541,247       442,819     1,036,376
                                                            -----------   -----------   -----------   -----------   -----------
       NET INCREASE (DECREASE) IN CASH                          (26,622)      (74,298)      (80,313)      107,700           766
       CASH, BEGINNING OF PERIOD                                 27,387       107,700       107,700                          --
                                                            -----------   -----------   -----------   -----------   -----------
       CASH, END OF PERIOD                                  $       766   $    33,401   $    27,387   $   107,700   $       766
                                                            ===========   ===========   ===========   ===========   ===========
SUPPLEMENTAL CASH INFORMATION
              Income taxes paid                                           $     1,600
                                                                          ===========

SUPPLEMENTAL NON-CASH INFORMATION

              Common Stock Subscribed,10,000 shares                                     $    (1,000)  $     1,000
              Common Stock Subscription receivable                                            1,000        (1,000)
                                                                                        -----------   -----------
                                                                                        $        --   $        --
                                                                                        ===========   ===========

              Common stock escrowed for future legal
                services:
              Escrow beginning balance                    $    26,450                   $    34,500   $        --   $    34,500
              Shares transferred to escrow                     27,000                                      34,500        27,000
              Shares applied to legal services                (46,790)                       (8,050)                    (54,840)
                                                          -----------                   -----------   -----------   -----------
              Escrowed balance receivable, 74,000 shares  $     6,660                   $    26,450   $    34,500   $     6,660
                                                          ===========                   ===========   ===========   ===========

              Granite convertible debt discount:
              Beginning balance                           $   216,362                                               $  263,240
              Increase in discount on debt - Granite           35,836                     $ 263,240                     35,836
              Amortization                                    (31,051)                      (46,878)                   (77,929)
                                                          -----------                   -----------                 -----------
              Discount on debt - Granite balance          $   221,147                   $   216,362                 $   221,147
                                                          ===========                   ===========                 ===========

              Pinstripe convertible debt discount:
              Increase in discount on debt - Pinstripe    $   205,168                                               $   205,168
              Amortization                                    (51,292)                                                  (51,292)
                                                          -----------                                               -----------
              Discount on debt - Pinstripe balance        $   153,876                                               $   153,876
                                                          ===========                                               ===========

                                          SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS


                                                               F-1


                                                       ARMOR ELECTRIC, INC.
                                                 (A DEVELOPMENT STAGE ENTERPRISE)
                                               CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                                   CUMULATIVE FROM
                                                 THREE MONTHS ENDED                   FOR YEARS ENDED              OCTOBER 29, 2003
                                                    SEPTEMBER 30,                         JUNE 30,                  (INCEPTION) TO
                                               2006               2005             2006              2005         SEPTEMBER 30, 2006
                                            -----------       -----------       -----------       -----------     -----------------
                                            (unaudited)       (unaudited)                                            (unaudited)

REVENUES                                    $        --       $        --       $        --       $        --     $              --
                                            -----------       -----------       -----------       -----------     -----------------

EXPENSES
   General and administrative:
        Legal fees                               13,802                              29,470                                  43,272
        Consulting fees                              --                                                37,500                58,501
        Other                                    48,367            80,508           111,156            91,032               268,895
   Interest expense                              14,969                               9,881                                  24,850
   Stock registration costs                          --                              56,377                                  56,377
   Amortization                                  91,618                              53,502                                 145,120
   Liquidating damages                               --            57,872            57,872                                  57,872
   Research & development                            --             1,904           505,841            60,820               573,661
                                            -----------       -----------       -----------       -----------     -----------------
   Total expenses                               168,756           140,284           824,099           189,352             1,228,548
                                            -----------       -----------       -----------       -----------     -----------------
NET (LOSS)                                  $  (168,756)      $  (140,284)      $  (824,099)      $  (189,352)    $      (1,228,548)
                                            ===========       ===========       ===========       ===========     =================

          NET (LOSS) PER SHARE                   *                 *            $     (0.02)      $     (0.01)
                                            ===========       ===========       ===========       ===========

          WEIGHTED AVERAGE NUMBER OF
            COMMON SHARES OUTSTANDING        40,907,014        40,371,681        40,377,514        37,127,840
                                            ===========       ===========       ===========       ===========

          *  less than $.01 per share

                                          SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS


                                                                F-2



                                               ARMOR ELECTRIC, INC.
                                         (A DEVELOPMENT STAGE ENTERPRISE)
                                            CONSOLIDATED BALANCE SHEETS


                                        ALL ASSETS ARE COLLATERALIZED UNDER
                                    CONVERTIBLE DEBENTURES AND SHAREHOLDER LOAN


                                                                               SEPTEMBER 30,           JUNE 30,
                                                                                   2006                  2006
                                                                                -----------           -----------
                                ASSETS                                          (unaudited)
                                ------

         Current Assets

              Cash in bank                                                      $       766           $    27,387
              Prepaid expenses                                                        1,855                 5,154
                                                                                -----------           -----------
                Total Current Assets                                                  2,621                32,541

              Deferred financing costs, net                                          21,363                30,639
                                                                                -----------           -----------

                                                                                $    23,984           $    63,180
                                                                                ===========           ===========

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                ----------------------------------------------


         CURRENT LIABILITIES

                Accounts payable                                                $     5,433           $    62,245
                Accounts payable - related party                                     19,106                49,404
                Accrued liabilities                                                  99,833                66,614
                                                                                -----------           -----------
                Total Current Liabilities                                           124,372               178,263

         LONG TERM LIABILITIES

                Convertible debt - related parties,
                     net of discount for unamortized
                     balance on warrant valuation of
                     $216,362, June 30, 2006,
                     and $221,147, September 30, 2006                                92,093                46,878

                Advance on debt financing-related parties                                                  50,000

                Shareholder loan - unamortized balance on warrant
                     valuation of $153,876, September 30,

                                                                                    119,681               276,247
                                                                                -----------           -----------
         Total Liabilities                                                          336,146               551,388

         COMMITMENTS AND CONTINGENCIES

         STOCKHOLDERS' EQUITY (DEFICIT)

         Preferred stock, $.001 par value, 10,000,000
           shares authorized, none issued                                                --                    --

         Common stock, par value $.001, 100,000,000 shares
           authorized, 40,661,681 issued and 40,431,681
           issued and outstanding, June 30, 2006,
           41,511,681 issued and 41,437,681 issued and
           outstanding, September 30, 2006                                           41,511                40,661
         Paid in capital                                                          1,205,331               881,168
         (Deficit) accumulated during the development stage                      (1,228,549)           (1,059,792)
         Shareholder - advance royalties                                           (323,795)             (323,795)
         Escrowed balance receivable                                                 (6,660)              (26,450)
                                                                                -----------           -----------

         Total Stockholders' Equity (Deficit)                                      (312,162)             (488,208)
                                                                                -----------           -----------

                                                                                $    23,984           $    63,180
                                                                                ===========           ===========


                                  SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS


                                                       F-3

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY

Armor Electric, Inc. (Armor), formerly Armor Enterprises, Inc. and Armor Software, Inc., is in the development stage as defined in Financial Accounting Standards Board Statement No. 7. It is a Florida corporation, formed on June 5, 1998. Since inception it has had no operations. Armor was formed with the purpose of developing privacy encryption software for the Internet. After efforts to develop the business failed, the business was abandoned in mid 2000. Since then Armor has devoted its time and finances in the development of new research and development (R&D) technology for electric motorized vehicles. Its fiscal year end is June 30.

BASIS OF PRESENTATION

On April 27, 2004 Armor acquired all of the issued and outstanding shares of common stock of Nova Electric Systems, Inc. (Nova, or the Company) a development stage Nevada Corporation, formed October 29, 2003, in exchange for 21 million restricted shares of common stock of Armor, pursuant to Section 368 (a) (1) (B) of the Internal Revenue Code, which provides for a tax-free exchange.

This stock exchange transaction, which is treated as a recapitalization of Nova for accounting purposes, resulted in a change of control wherein the financial statements included herein are those of the acquired company, Nova, the accounting parent, consolidated with, Armor, Nova's accounting subsidiary, as required for proper financial presentation purposes only. For legal purposes, Armor is the parent and Nova is the subsidiary.

At the date of the stock exchange, all of the net assets of Armor were acquired by Nova at fair value which equaled Armor's book value. Nova's fiscal year end is also June 30.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements as of and for the years ended June 30, 2006 and 2005 and the three months ended September 30, 2006 and 2005, include the accounts of Armor Electric, Inc. and Nova Electric Systems, Inc., after elimination of all inter-company accounts and transactions.

CASH EQUIVALENTS

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

GOING CONCERN

The Company's consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. It has sustained operating losses since inception. As of June 30, 2006 and September 30, 2006, it has a deficit in working capital and stockholders' equity.

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)

The Company's ability to continue in existence is dependent on its ability to develop additional sources of capital, and to achieve profitable operations. Management's plan is to pursue the completion of a joint venture with NuPowr, the R&D vendor utilized by Armor for the electric propulsion development and sale of products pursuant to its marketing rights. In the event it is unable to achieve profitable operations in the near term, it plans to pursue additional private placements of its common stock. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

INCOME TAXES

The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards Board Opinion No. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.

CONSOLIDATED TAX RETURNS

Nova Electric Systems, Inc. has elected to file consolidated income tax returns with its parent Armor Electric Systems, Inc. since the year ended June 30, 2005.

EARNINGS (LOSS) PER COMMON SHARE

Basic loss per common share has been calculated based upon the weighted average number of common shares outstanding during the period in accordance with the Statement of Financial Accounting Standards Statement No. 128, "Earnings per Share". All shares issued at nominal value have been considered outstanding since inception. The computation of loss per common share does not assume exercise of outstanding warrants as the result would be antidilutive.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, disclosures about fair value of financial instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying values of the Company's financial instruments, which consists of current assets and liabilities approximate fair values due to the short-term maturities of such instruments.

RESEARCH AND DEVELOPMENT

We expense research and development expense until such time that Beta testing has been completed, at which point incurred costs are capitalized. All R&D is performed on a contract basis. We had no ownership of any of the R&D performed on a contract basis, therefore, no R&D was capitalized.

STOCK BASED COMPENSATION

On January 1, 2006, the Company adopted SFAS No. 123 (R) "Share-Based Payment" which requires the measurement and recognition of compensation expense for all share-based payment awards made to include employees and directors including employee stock options and employee stock purchases related to a Employee Stock Purchase Plan based on the estimated fair values.

The Company adopted SFAS No. 123(R) using the modified prospective transition method for awards made to employee and directors, which required the application of the accounting standard as of January 1, 2006. The accompanying consolidated financial statements as of and for the year ended June 30, 2006 reflect the impact of SFAS No. 123(R). In accordance with the modified prospective transition method, the Company's accompanying consolidated financial statements for the prior periods have not been restated, and do not include the impact of SFAS No. 123(R). During the years ended June 30, 2006 and 2005, and the three months ended September 30, 2006, the Company granted no stock options to employees or directors.

DERIVATIVES

The Company occasionally issues financial instruments that contain an embedded instrument. At inception, the Company assesses whether the economic characteristics of the embedded derivative instrument are clearly and closely related to the economic characteristics of the financial instrument (host contract), whether the financial instrument that embodies both the embedded derivative instrument and the host contract is currently measured at fair value with changes in fair value reported in earnings, and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument.

If the embedded derivative instrument is determined not to be clearly and closely related to the host contract, is not currently measured at fair value with changes in fair value reported in earnings, and the embedded derivative instrument would qualify as a derivative instrument, the embedded derivative instrument is recorded apart from the host contract and carried at fair value with changes recorded in current-period earnings.

The Company determined that all embedded items associated with financial instruments at this time do not qualify for derivative treatment, nor should those be separated from the host.

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)

NOTE 2 - CONTRIBUTED CAPITAL

Capital contributed during the years ended June 30, 2006 and 2005, and for the quarters ended September 30, 2006 and 2005 totaled $6,100, $48,970, $2,010 and $1.050, respectively, by current management was based on the fair value of such services.


                              For the Three Months Ended      For the Years Ended
                               -------------------------   -------------------------
Description                    September 30, September 30,  June 30,      June 30,
                                  2006          2005          2006          2005
                               -----------   -----------   -----------   -----------
Management Compensation          $      --     $      --     $      --   $    22,625

Office Overhead                      2,010         1,050         6,100         4,200

Accounting and Filing Fees                                                     6,830

Legal Fees                                                                    15,315

                               -----------   -----------   -----------   -----------
Total Contributed for Period   $     2,010   $     1,050   $     6,100   $    48,970



NOTE 3 - RELATED PARTY TRANSACTIONS

As of June 30, 2006, the Company paid $323,795 towards its commitment to pay a $650,000 advance royalty to Nu Age Electric, Inc., in connection with the acquisition of certain marketing rights, of which $59,000 was paid during the current year and $264,795 was paid during the prior year. Advance royalties are classified as a contra equity account since the amount paid is to a shareholder of Armor.

An affiliate owned by the President of the Company loaned $276,247 to the Company as of June 30, 2006. The proceeds of this loan of which all but $12,000 were provided during the current year, were used solely to finance the Company's R&D technology. This debt is collateralized by a second position on all of the assets of the Company and is payable with interest at 10.25 percent per annum on April 26, 2008. No formal note was signed, however, the Company verbally committed to these conditions as of June 30, 2006.

Subsequently, in the current quarter, the balance was transferred to a convertible debt of $273,557 and the remaining balance of $2,690 was reclassed to accounts payable - related party. The proceeds of this loan, of which all but $12,000 was provided during the year ended June 30, 2006, were used solely to finance the Company's R&D technology. This debt is collateralized by a second position on all of the assets of the Company and is payable with interest at
10.25 percent per annum on July 1, 2008.

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)


The same affiliate also loaned the Company in the current period ended September 30, 2006, $55,000. On September 18, 2006 this new loan was paid in full with the issuance of 550,000 units, which includes one share of the Company's common stock and one warrant to purchase an additional share of common stock. The shares were valued at $ 0.10 per share, and the warrants have a conversion price of $0.15 per share with an expiration date of September 18, 2008

In addition to related party transactions included elsewhere, one shareholder's law firm, which is the Company's SEC legal and general corporate counsel, was issued 300,000 free trading shares pursuant to filing a Form S-8 in January 21, 2005, to be held in escrow by him against future services. These shares were issued at a value of $34,500, but not considered outstanding as of June 30, 2006 or 2005, for purposes of computing loss per share. During the current year the law firm redeemed 70,000 shares with a value of $8,050 leaving a balance in escrow of $26,450. During the current period ending September 30, 2006 this same law firm redeemed the remaining June 30, 2006, balance of 230,000 shares with a value of $26,450.

On August 16, 2006, this same law firm was issued an additional 300,000 free trading shares pursuant to a form S-8 filing on January 21, 2005 to be held in escrow by him for future services. These shares were issued at a value of $27,000, but not considered outstanding as of September 30, 2006. During the current period ending September 30, 2006, the law firm redeemed 226,000 escrowed shares with a value of $20,340 leaving a balance in escrow of $6,660 or 74,000 shares as of September 30, 2006.

During the year ended June 30, 2006, the law firm billed $66,732 of which $37,262 was capitalized as a deferred financing cost in connection with the convertible debentures on April 24, 2006. The outstanding balance owed to the law firm as of June 30, 2006, which is included in accounts payable-related party was $49,404. During the quarter ended September 30, 2006, the law firm billed $13,802 for legal services. The outstanding balance owed to the law firm as of September 30, 2006, which is shown as accounts payable-related party, was $16,416. In the period ending September 30, 2005, the same law firm was paid $39,141 for legal services, and had no balance due at the end of the period.

As of June 30, 2006, the Company amortized $6,624 of the capitalized legal fees, resulting in an unamortized balance of $30,638 of deferred financing costs at June 30, 2006. As of September 30, 2006, the Company amortized $9,275 of previously capitalized legal fees of $37,262, resulting in an unamortized balance of $21,363 of deferred financing costs at September 30, 2006. The previously capitalized legal fees related to the Granite Financial convertible debentures dated April 24, 2006, included $19,262 of legal fees charged by the related party law firm.

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)


NOTE 4 - INCOME TAXES

Deferred tax assets for income taxes as of June 30, 2006, of approximately $383,926 were reduced to zero, after considering the valuation allowance of $383,926, since there is no assurance of future taxable income. As of June 30, 2006 there was also a net operating loss carryforward of approximately $962,082, of which $29,491 expires in 2024, $160,398 in 2025, and the balance of $772,193 in 2026, if unused. The following is an analysis of deferred tax assets as of June 30, 2006:

                                             Deferred     Valuation
                                            Tax Assets    Allowance     Balance
                                             ---------    ---------    ---------
Deferred tax assets at June30, 2005          $  78,184    $ (78,184)    $    -0-
Additions for the year                         305,742     (305,742)         -0-
                                             ---------    ---------    ---------

Deferred tax assets at June 30, 2006         $ 383,926    $(383,926)    $    -0-
                                             =========    =========    =========

The following is a reconciliation of federal income tax expense:

                                                           2006          2005
                                                         ---------    ---------
Expected income tax (benefit) at
   federal statutory tax rate -34%                       $(326,984)   $ (64,380)
Permanent differences                                       21,242       13,439
Valuation allowance                                        305,742       50,941
                                                         ---------    ---------
Actual income tax (benefit)                              $       0%   $       0%
                                                         =========    =========

The tax effects of temporary differences which were computed at a Federal statutory rate of 34%, that give rise to deferred tax assets as of June 30, 2006 and 2005 are as follows:

                                                           2006          2005
                                                         ---------    ---------

Net operating loss carryforwards                         $ 327,108    $  64,562
Amortization of deferred start-up costs                      9,908       13,452
Amortization of organizational costs                           119          170
Warrant derivatives                                         46,791
 Total gross deferred tax assets                           383,926       78,184
 Valuation allowance                                      (383,926)     (78,184)
                                                         ---------    ---------
 Net deferred tax assets, June 30                        $     -0-    $     -0-
                                                         =========    =========

For the three months ended September 30, 2006 and 2005, the Company's additional deferred income tax and valuation allowance amounted to approximately $166,746 and $81,363, respectively.

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)


NOTE 5 - COMMITMENTS AND CONTINGENCIES

LITIGATION
----------

Armor was a defendant in a small claims court action in the Province of British Columbia on May 16, 2002, involving two Plaintiffs alleging a $5,000 deposit was not returned to them, which was intended to apply towards the purchase of common stock of the Company, which was never issued. Armor claims that no amount was ever received from plaintiffs and filed a response on June 20, 2002, disputing all allegations. In the opinion of Company counsel, the claim is a nuisance lawsuit and is confident no liability will result on its behalf. As a jester of goodwill, the company paid the two defendants a total of $5,500 to settle this matter during the current year.

THREATENED LITIGATION
---------------------

In August 2005 the Company received two letters from two law firms representing two of the shareholders who purchased common stock in a private placement in March 2005. The shareholders had threatened litigation concerning unpaid liquidating damages, as further described in Note 8 of the Notes to financial statements, along with related legal fees and costs. The shareholders have decided not to pursue litigation since the amount of the liquidating damages were settled.

INSOLVENCY
----------

The Company is technically insolvent as of June 30, 2006, therefore, the convertible debentures, as further described in Note 12, could be called at any time. As of that date, the note maturities on April 26, 2008, have not been changed in the absence of receiving any information to the contrary.


NOTE 6 - THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards and their effect on the Company.

SFAS 148 ACCOUNTING FOR STOCK-BASED COMPENSATION-TRANSITION AND DISCLOSURE

Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

SFAS 149 AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement NO. 133, Accounting for Derivative Instruments and Hedging Activities.

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)


SFAS 150 Financial Instruments with Characteristics of both Liabilities and
EQUITY

This Statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

INTERPRETATION NO. 46 (FIN 46) (R)

Effective December 2003, The Financial Accounting Standards Board revised Fin 46 which required certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity did not have the characteristics of a continuing financial interest or did not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, the determination to be made on the date an enterprise becomes involved with an entity. The Company has not invested in any such entities, and does not expect to do so in the foreseeable future.

In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123-R"). SFAS No.123-R is a revision of SFAS No. 123, as amended, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No.123-R eliminates the alternative to use the intrinsic value method of accounting that was provided in SFAS No. 123, which generally resulted in no compensation expense recorded in the financial statements related to the issuance of equity awards to employees. SFAS No. 123-R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS No. 123-R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees.

The adoption of these new Statements is expected to have a material effect on the Company's financial position, results of operations, and cash flows in future periods.

NOTE 7 - LIQUIDATING DAMAGES-2005

The Company agreed to file a registration statement on form SB-2 to register its two 2005 private placements of common stock. A provision of the Securities Purchase Agreement for several shareholders of one private placement was for liquidating damage of 2% per month on $360,000 to be paid to them in the event the registration statement did not become effective as of May 17, 2005, which it did not. Since the Company took the position that the wording for this provision of the agreement is ambiguous, it did not record as of June 30, 2005, the $7,200 applicable to this provision. The Company has voluntarily withdrawn its registration statement on Form SB-2. As a result of settling the aforementioned threatened litigation, the Company agreed to pay liquidating damages. As of June 30, 2006 a total of $57,872 was incurred of which $48,240 was capitalized in 3 new notes payable to these same shareholders. The balance of $9,632 has been included in accrued liabilities at June 30, 2006.

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)


NOTE 8 - RESEARCH AND DEVELOPMENT

We expense research and development costs as they are incurred. During the years ended June 30, 2006 and 2005, and the period ending September 30,2006 and 2005, we expensed a total of $505,841, $60,820, $0.00, and $1,904 respectively, relating to vehicle prototypes and electric propulsion systems with outside vendors.

There is no formal agreement with the Nu Pow'r in connection with the research and development of the electric propulsion system other than that which originated in the now abandoned Joint Venture agreement (see Note 9). That agreement required the Company to pay for all operational and research and development capital in addition to a vend-in fee of $250,000.

NOTE 9 - JOINT VENTURE AGREEMENT

On January 12, 2006, the Company entered into a Letter of Intent to form a Joint Venture Company, ( JVC), with Nu Pow'r, LLC (Nu Pow'r) in which Armor will be responsible for all capitalization and administrative management.

On January 17, 2006, the Company entered into a Joint Venture Agreement with Nu Pow'r to form a JVC. The formation agreement includes commitments for contributions from both Companies. Although interim financial reporting by the Company gave effect to the completion and operation of the JVC, in fact, the operating agreement and other attributes were never formalized or agreed to and a bank account for the JVC was never established. Accordingly, the parties have recently agreed to ignore the existence of the JVC retroactive to its inception, and to operate without it until such time as a formal operating agreement is established and all other issues are resolved satisfactorily.

As a result, the Company has no formal interest in any contracts, technology or prototypes for which the Company paid/or incurred over $500,000 during the current year to obtain. The $250,000 of the initial funding required under the terms of the JVC, which was paid directly to Nu Pow'r by the Company as a "vend in fee" to establish a 25% interest in the JVC, was considered a research and develop expense despite the verbal agreement by Nu Pow'r that it will allow this amount as the Company's equity in the JVC when the JVC is eventually operational.

As of September 30, 2006, we are still negotiating with, Nu Pow'r LLC to establish an acceptable Joint Venture with us in which to enable the further development of our technology and related contracts. No further research and development expense was incurred during the quarter. We did pay $56,068 to Nu Pow'r LLC during the current quarter to reduce the outstanding liability to them of $61,500 as of June 30, 2006.

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)


NOTE 10 - DEBT AND EQUITY FINANCING

CONVERTIBLE DEBENTURES-2006
---------------------------

In April 2006, the Company entered into an agreement with three shareholder private entities which provides, among other things, that it receive bridge financing in three installments relating to a 10.25%, secured convertible debenture ("Debenture") totaling up to $600,000. Of that total, $215,000 was received as of April 26, 2006. These first installment obligations are payable April 26, 2008, however, if not paid by April 26, 2007, the principal amount will increase by $70,953, for a total of principal due of $334,193 plus accrued interest. The second amount of $150,000 is to be funded no later than five days after the Company completes a Registration Statement (Form SB-2), and provides reasonable proof that the BIMO order has been achieved (a contract the JVC was to obtain, but which Nu Pow'r subsequently obtained directly).

On the second installment, $50,000 was received as of June 30, 2006, but has been accounted for as an advance since the entire required second installment has not been received nor were notes or detachable warrants issued for this advance until after June 30, 2006. The third amount of $235,000 is to be received no later than five days after the Registration Statement has been declared effective. Total fees of approximately $68,000 were withheld from the total proceeds of the first installment indicated; $50,000 for the security holders and legal fees of $18,000, leaving the Company with a net amount for all installments of $532,000.

These debentures are collateralized by a first position in all of the assets owned by the Company and hereinafter acquired. The Debenture holders are entitled, at their option, to convert, and sell on the same day, at any time and from time to time, until payment in full of the Debenture, or any part of the principal amount of the Debenture is converted into shares of the Company's common stock, par value $.001 per share, at the price per share of $0.12. The Company shall make annual interest payments to each holder, on each conversion date (as to the principal amount being converted) and on the maturity date. The interest shall be calculated on a 360 day basis and will accrue daily.

Each Debenture holder was granted a warrant to purchase shares of the Company's Common Stock equal in amount to the loan value received divided by the share price of $0.12. In the first installment, the Company granted warrants to each entity for the purchase of 597,222 shares or a total of 1,791,667 shares. The company will grant a warrant for the second and third installment of principal when and if received, as a condition of each of those closings.

The Company has determined the convertible debenture contains a beneficial conversion feature and qualifies for treatment under Emerging Issue Task Force No. 00-27. The estimated fair value of the detachable warrants of $294,364 has been determined using Black-Scholes option pricing model using the following assumptions: stock price volatility of 222.01%, risk free rate of return of 5.125%; dividend yield of 0% and a 3.5 year term. The face amount of the convertible debenture of $263,240 was proportionately allocated to the debenture and the warrants in the amount of $124,273 and $138,967, respectively. The convertible debenture's proportionate allocated value of $124,273 was then further allocated between the debenture and the beneficial conversion feature, of which the entire remaining value of $124,273 was allocated to the beneficial conversion feature.

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)


The combined total value of the warrant and beneficial conversion feature of $263,240 has been accounted for as a debt discount which is being amortized and treated as interest expense over the period of expected repayment of the debentures- a twelve month period, not the term of the convertible debenture of 24 months, on a straight line basis. For the year ended June 30, 2006, the amortization was $46,878.

On July 1, 2006, we received an additional $50,000 on a convertible debenture, from Granite Financial that was disclosed in the period ended June 30, 2006, making the total debt $265,000. The debt holder is entitled, at its option, to convert, and sell on the same day, at any time and from time to time, until payment in full of the Debenture, or any part of the principal amount of the Debenture is converted into shares of the Company's common stock, par value $.001 per share, at the price per share of $0.12. The Company shall make annual interest payments to the affiliate, on each conversion date (as to the principal amount being converted) and on the maturity date. The interest shall be calculated on a 360 day basis and will accrue daily. The debenture also has a condition that if the loan is not paid in full in one year its principal will increase to $66,500. The Debenture holder was granted a warrant to purchase 416,667 shares of the Company's Common Stock at the share price of $0.16 for this $50,000 of additional debt.

The Company has determined that the detachable warrant qualifies as a derivative valued at $35,836 using Black-Scholes option pricing model using the following assumptions: stock price volatility of 114.00%, risk free rate of return of 5.05%; dividend yield of 0% and a 7.0 year term. The face amount of the additional installment of the convertible debenture of $50,000 was proportionately allocated to the debenture and the warrants in the amount of $14,164 and $35,836, respectively

The total warrant value of $35,836 has been accounted for as a debt discount which is being amortized and treated as interest expense over the period of expected repayment of the debentures- a twelve month period, not the term of the convertible debenture of 24 months, on a straight line basis. For the period ended September 30, 2006, the amortization was $8,934.

EQUITY FINANCING-2005
---------------------

The Company had two private placements of 5,200,000 units for $.10 per unit in February 2005, each unit consisting of one share of common stock and one stock purchase warrant entitling the owner to acquire one share each per warrant at an exercise price of $.15 per share. The warrants expire in 2012. The gross proceeds received were $519,000, and a stock subscription receivable of $1,000. The Company has reserved shares of its unissued common stock for issuance of all outstanding warrants. These shares also have restrictions attached to them on their resale, pursuant to the Stock Purchase Agreement, along with certain restrictions for subsequently issued shares.

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)


REGISTRATION STATEMENT
----------------------

The Company has also agreed to file a Registration Statement (SB-2) for the above Secured Convertible Debentures Shares and Warrants. The effective date of the SB-2 is to be before 180 days from closing, and the filing date of the SB-2 shall be before 120 days after closing. If the Company does not comply with the above deadlines Liquidating Damages will become due for failure to file the Registration Statement timely which are 2% per month based on the principal amount of the debentures with a maximum of 24%. These damages will be recorded as an expense over the time period the Registration statement fails to meet these deadlines provided.

The Company filed, on Form SB-2, a registration statement on July 25, 2006, with the Securities and Exchange Commission to register all shares and warrants pertaining to both the equity and debt financing transactions of 2005 and 2006. No proceeds are forthcoming in this current registration statement.

CONVERTIBLE DEBENTURE-AFFILIATE
-------------------------------

On July 1, 2006, the Company formalized an agreement with the affiliate referred to in Note 2 above. The affiliate is entitled, at its option, to convert, and sell on the same day, at any time and from time to time, until payment in full of the Debenture, or any part of the principal amount of the Debenture is converted into shares of the Company's common stock, par value $.001 per share, at the price per share of $0.12. The Company shall make annual interest payments to the affiliate, on each conversion date (as to the principal amount being converted) and on the maturity date. The interest shall be calculated on a 360 day basis and will accrue daily. The Debenture holder was granted a warrant to purchase 2,279,642 shares of the Company's Common Stock at the share price of $0.16.

The Company has determined that the detachable warrant qualifies as a derivative valued at $205,168 using Black-Scholes option pricing model using the following assumptions: stock price volatility of 114.00%, risk free rate of return of 5.05%; dividend yield of 0% and a 7.0 year term. The face amount of the convertible debenture of $273,557 was proportionately allocated to the debenture and the warrants in the amount of $68,389 and $205,168, respectively.

The total warrant value of $205,168 has been accounted for as a debt discount which is being amortized and treated as interest expense over the period of expected repayment of the debentures- a twelve month period, not the term of the convertible debenture of 24 months, on a straight line basis. For the period ended September 30, 2006, the amortization was $51,292.

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)


NOTE 11 - COMMON STOCK WARRANTS

The following table illustrates the warrant activities during the years ended June 30, 2006 and 2005, and the three month period ending September 30, 2006:

                                                   June 30,      June 30,     September 30,
                                                     2005          2006          2006
                                                  ----------    ----------    ----------
Beginning Balance                                       --       5,690,000     7,481,667
Issued:
Two private placements, February 2005              5,190,000
Finders fee for one of above                         500,000
Granite convertible debentures, April 26, 2006                   1,791,667
Pinstripe private placement                                                      550,000
Pinstripe convertible debenture                                                2,279,642
Granite convertible debentures                                                   416,667
                                                  ----------    ----------    ----------
Totals, end of period
                                                   5,690,000     7,481,667    10,727,976
                                                  ==========    ==========    ==========

All of The warrants have "piggy-back" and demand registration rights and shall survive for seven (7) years from the Closing Date. All of the Company's assets and those herein after acquired will collateralize the 2006 convertible security on a first priority basis. The note can be called should the Company become insolvent.

NOTE 12 - SUBSEQUENT EVENTS

RELATED PARTY LOANS
-------------------

Subsequent to June 30, 2006, additional working capital of $55,000 was provided by an entity owned and controlled by the President of the Company.

RELATED PARTY SHARE ACTIVITY
----------------------------

On August 17, 2006 an additional 300,000 S-8 free trading shares were issued and escrowed for the benefit of the Securities law firm owned by a shareholder. Those shares which were valued at $.09 per share, and all but 24,000 free trading shares previously held in escrow by the shareholder (230,000) were sold into the market enabling the law firm to apply the proceeds to all outstanding fees and costs owed by the Company as of June 30, 2006.

COMPLETION OF RESEARCH AND DEVELOPMENT PROJECT (UNAUDITED)
----------------------------------------------------------

Nu Pow'r advised the Company that it completed the electric propulsion system which the Company financed and also received the initial contract for the first 200 motorized taxis to be used in Mexico.

                              ARMOR ELECTRIC, INC.
                        (A Development Stage Enterprise)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (The Information as to September 30, 2006 and 2005 is unaudited)


TRANSACTION FEE AGREEMENT
-------------------------

On November 27, 2006 we entered into an agreement with Epoch Financial Group, Inc. (Epoch) to provide us with consulting services. Epoch will identify and solicit potential shareholder investors for us and introduce them for finalization of the sale of stock. As part of the agreement Epoch will be paid an amount equal to ten percent of the total consideration from the shareholder's purchase. The term of the agreement is for six months and will expire on May 27, 2007, and the agreement can be terminated with a ten day notice to either party.

GRANITE FINANCIAL GROUP WAIVER AGREEMENT
----------------------------------------

On October 1, 2006, we entered into a waiver agreement with a member of the Granite Financial Group. In exchange for the waiving of a closing requirement for their second installment, they were granted an additional 312,500 warrants. These warrants have the same conditions as the warrants discussed above in Notes 10 and 13.

PRIVATE PLACEMENT
-----------------

We had two private placements of 2,500,000 units for $.10 per unit on December 4, 2006, each unit consisting of one share of common stock and one stock purchase warrant entitling the owner to acquire one share each per warrant at an exercise price of $.15 per share. The warrants expire in 2008. As of December 22, 2006, the gross proceeds received were $100,000, and a stock subscription receivable of $150,000. The Company has reserved shares of its unissued common stock for warrant exercises. These shares also have restrictions attached to them on their resale, pursuant to the Stock Purchase Agreement, along with certain restrictions for subsequently issued shares.

CONVERTIBLE DEBENTURES - LETTER OF ADJUSTMENT
---------------------------------------------

On December 4, 2006, we also adjusted the Convertible debentures in force at this time to reflect the above referenced private placement. A condition of all the convertible debentures is that if stock is sold for a price less than the conversion price on the face of the note, the conversion price will be adjusted to reflect the last sale price. As a result of this, the convertible notes' terms have changed to be an exercise price of $ 0.10 per share instead of $ 0.12, and all other terms and conditions remain in force.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

In connection with the audits of the most recent fiscal years and any interim period preceding resignation, no disagreements exist with any former accountant on any matter of accounting principles or procedure, which disagreements if not resolved to the satisfaction of the former accountant would have caused them to make reference in connection with their report to the subject matter of the disagreement(s).

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are indemnified by the Florida Business Corporation Act and the Company's Articles of Incorporation.

Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual's actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (iv) wilful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation's articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

Our articles of incorporation also provide as follows:

ARTICLE VIII INDEMNIFICATION OF OFFICERS AND DIRECTORS
------------------------------------------------------

This corporation shall have the power, in its By-Laws or in any resolution of its Security Holders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith to procure, at the expense of this corporation, policies of insurance.

The Company's bylaws do not make provision with respect to indemnification and insurance of officers and directors. As of the date of this prospectus, there have been no Security Holders' or directors' resolutions that address the indemnification and insurance of officers and directors.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE REGISTRANT, THE REGISTRANT HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

Costs of this distribution to the Company are estimated as follows:

Registration Fees                       $      157.82
Federal Taxes                           $        0.00
State Taxes and Fees                    $        0.00
Trustees' and Transfer Agent's Fees     $    2,000.00
Printing and Engraving                  $        0.00
Legal                                   $   25,000.00
Accounting                              $    2,500.00
Listing Fees                            $        0.00
                                        -------------
TOTAL                                   $   29,657.82

All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Other than the securities currently being registered pursuant to this registration statement, the we have sold following unregistered securities:

Between February 8 and April 18, 2005, in private placement transactions under Regulation D of the SECURITIES ACT, 1933, the Company sold 5,200,000 shares of Common Stock and 5,460,000 common share purchase warrants to the Selling Security Holders. The warrants have an exercise price of $0.15 and an expiry date of February 22, 2012.

Granite Financial Inc. ("Granite") is a broker-dealer who received 260,000 of the warrants with an exercise price of $0.15 and an expiry date of February 22, 2012 as compensation for acting as a placement agent in the private placement transactions. Other than the warrants issued to Granite, no brokerage or finder's fees or commissions were paid by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the private placement transactions.

ITEM 27. EXHIBITS

Exhibit Number    Exhibit Description
--------------    -------------------

3.1  (1)          Articles of Incorporation as filed with the Florida Secretary of State
3.2  (1)          Bylaws
5.1               Opinion on Legality and Consent of Legal Expert
10.1 (2)          Securities Purchase Agreement
10.2 (2)          Registration Rights Agreement
10.3 (2)          Secured Convertible Debenture
10.4 (2)          Common Stock Purchase Warrants
10.5 (2)          Security Agreement
10.6 (2)          Subsidiary Guarantee
10.7 (3)          Agreement between Armor Electric Inc. and Pinstripe LLC dated
                    May 15, 2006
23.1              Independent Auditor's Consent

(1) previously filed as exhibits to the Company's Form 10-SB filed January 6,
    2003
(2) previously filed as exhibits to the Company's Form 8-K filed on April 27,
    2006
(3) previously filed as an exhibit to the Company's Form SB-2 filed on July 25, 2006

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         o to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         o reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         o include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against the liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered by this registration statement, will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

6. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

7. For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solana Beach, California the 22nd day of December, 2006.

ARMOR ELECTRIC, INC.


By:  /s/ Merrill Moses
     ------------------------
     Merrill Moses
     President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES                    TITLE                            DATE


/s/ Merrill Moses             President and Director           December 22, 2006
-----------------------
Merrill Moses


/s/ Cheryl Schertzer          VP of Operations and Director    December 22, 2006
-----------------------
Cheryl Schertzer


/s/ LeRoy Orr                 Director                         December 22, 2006
-----------------------
LeRoy Orr